EXHIBIT  4(B).3

                           EXPENSES SHARING AGREEMENT


                                     BETWEEN


DEALCHECK.COM  INC.
(An Ontario incorporated public corporation, known as "Dealcheck" )

AND

CURRENT  CAPITAL  CORP.
(An Ontario incorporated Private Corporation, known as "Current Capital")


DATED          1st     of     APRIL               2000


WHEREAS Dealcheck has leased for a period for five years to May 31, 2005 premises measuring approx. 4,200 sq ft at 65 Queen Street West, Toronto, ON M5H 2M5 (Suites 1902, 1905 and 1915) and Dealcheck also accounts for the telephone costs including those of Internet access and Local and long distance calls incurred at these premises.

WHEREAS Current Capital proposes to occupy a part of the said premises effective April 1, 2000 and has agreed to reimburse Dealcheck for the costs of the lease and telephone expenses relating to the premises to be occupied by Current Capital.

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises and the mutual covenants hereinafter contained and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged by each party, the parties hereto agree as follows:

                          REIMBURSEMENT OF LEASE COSTS

Current Capital shall reimburse Dealcheck 60% of the actual monthly lease payable by Dealcheck to the landlord. The amount to be calculated based on this formulae shall be charged to Current Capital on a quarterly basis. Any additional payments, of whatever nature, that Dealcheck may from time to time be required to pay to the landlord, shall also be charged to Current Capital using the above formulae. Goods and Services Tax shall be added to the charge.

                        REIMBURSEMENT OF TELEPHONE COSTS


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Current  Capital  shall  reimburse Dealcheck 60% of the monthly telephone costs, which shall include Internet, local and long distance call charges and mobile phone charges. The monthly cost will be based on the average of the preceding three months' actual costs and shall be charged to Current Capital on a quarterly basis. Gods and Services Tax will be added to the charge.

                             TERMS OF THE AGREEMENT

The agreement is valid for a period of five years from the date of signing thereof and may be further extended for a term to be mutually agreed between the parties a month before the expiry date.

The agreement may be terminated by either party by giving two months notice.

The formulae for calculating the amounts to be reimbursed in respect of the lease costs and telephone costs are valid for one year from the date of this agreement and may be subject to change from time to time thereafter as per mutual agreement between the concerned parties.

                                  MISCELLANEOUS

ENTIRE AGREEMENT: This Agreement supersedes any prior Agreement between the parties whether written or oral and any such prior agreements are cancelled as at the Commencement Date. This agreement may not be altered or modified, except in writing, signed by both parties.

WAIVER: Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon adherence to that term or any other term of this Agreement.

RELATIONSHIP OF THE PARTIES: Nothing in this Agreement shall create any partnership or joint venture between the parties hereto, it being understood and agreed that the parties are independent contractors and neither has the authority to bind the other in any way.

GOVERNING LAW: This Agreement has been made in the Province of Ontario and shall be construed and governed in accordance with the laws thereof without regard to conflict of laws.


                             ACCEPTANCE OF AGREEMENT

The parties by signing below hereby indicate their agreement and acceptance of this Agreement in its entirety as set out above.


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SIGNED,  SEALED  AND  DELIVERED     )  DEALCHECK.COM  INC.
     In  the  presence  of:         )
                                    )  Per:  /s/  Kam  Shah
                                    )        --------------
---------------------------         )  Name:      Kam  Shah
Witness:                            )  Title:    Chief  Financial  Officer
                                    )
                                    )  I have authority to bind the Corporation.
                                    )
                                    )  CURRENT  CAPITAL  CORP.
                                    )
                                    )  Per:  /s/  Robert  Kennedy
                                    )        --------------------
---------------------------         )  Name:      Robert  Kennedy
Witness:                            )  Title:     President
                                    )
                                    )  I have authority to bind the Corporation.